As filed with the Securities and Exchange Commission on November 26, 2025

Registration No. 333-263704

Registration No. 333-230666

Registration No. 333-212742

Registration No. 333-179667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

to

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-179667

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-212742

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-230666

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-263704

UNDER

THE SECURITIES ACT OF 1933

THE INTERPUBLIC GROUP OF COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-1024020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Third Avenue, New York, New York 10022 (212) 704-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Bonzani

Executive Vice President

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, New York 10022

(212) 704-1200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Danielle Scalzo

Laura H. Acker

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-3ASR (collectively, the “Prior Registration Statements”) of The Interpublic Group of Companies, Inc. (the “Company”) which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof:

1.	Registration Statement No. 333-179667, originally filed with the SEC on February 24, 2012.

2.	Registration Statement No. 333-212742, originally filed with the SEC on July 29, 2016.

3.	Registration Statement No. 333-230666, originally filed with the SEC on April 1, 2019.

4.	Registration Statement No. 333-263704, originally filed with the SEC on March 18, 2022.

On November 26, 2025 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of December 8, 2024, by and among the Company, Omnicom, a New York corporation (“Omnicom”), and EXT Subsidiary Inc., a Delaware corporation and a direct wholly owned subsidiary of Omnicom (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Omnicom. This Post-Effective Amendment is being filed as a result of the Merger.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with an undertaking made by the Company in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 26th day of November, 2025.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ Andrew Bonzani
Name: Andrew Bonzani
Title: Executive Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.